Exhibit 99.1

                 FOR IMMEDIATE RELEASE                                          September 17, 2015

Tandy Leather Factory Announces Early Pay Off of Bank Debt

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ:TLF) today announced that it has paid off its term note with JPMorgan Chase Bank, N.A. The principal amount paid was $1.8 million.  The original expiration date of the note was April 30, 2018.  As a result of the early pay off, the company incurred a prepayment penalty of approximately $250,000, which is slightly less than the interest that would have been paid if the Company had continued making monthly payments as required by the note for the remainder of the term.

The note was obtained by the company in 2007 for the purpose of purchasing the real estate that is the company’s headquarters.  The original amount of the note was approximately $4 million.

Jon Thompson, CEO and President, commented, “We have analyzed the pros and cons of paying off this debt for a while and determined that the timing was right.  By eliminating the debt, it allows us better flexibility in our leverage decisions going forward.  We have a good relationship with JPMorgan Chase and appreciate their continued support of our company.”

Shannon L. Greene, CFO and Treasurer, added, “The prepayment penalty was slightly less than the interest we would have paid had we continued making payments in accordance with the terms of the note.  The difference is that the penalty will be recorded as a charge to earnings this year, while the interest paid would have been spread over the next three years.  However, we have already included the expected charge in our 2015 earnings guidance so the impact this year has been taken into account.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 28 Leather Factory stores, located in 19 states and 3 Canadian provinces, 82 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.